Exhibit 107

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, $0.001 par value per share(1)		—		—		—		—	—
Fees to be paid	Equity	Preferred Stock, $0.001 par value per share(1)		—		—		—		—	—
Fees to be paid	Debt	Debt Securities		—		—		—		—	—
Fees to be paid	Other	Warrants		—		—		—		—	—
Fees to be paid	Other	Units		—		—		—		—	—
Fees to be paid	Unallocated (Universal Shelf)	(2)	457(o)	$300,000,000	(3)	N/A		$300,000,000	(3)(5)	0.0000927	$27,810
Fees to be paid	Equity	Common Stock, $0.001 par value per share	457(c)	8,546,750	(4)	$17.81	(4)	$152,217,618	(4)	0.0000927	$14,411	(4)
Fees previously paid	Equity	Common Stock, $0.001 par value per share	457(o)	$95,580,656	(5)	N/A		$95,580,656	(5)	0.0000927	$8,861	(5)
	Total Offering Amounts							$452,217,618			$42,221
	Total Fees Previously Paid										$8,861
	Total Fee Offsets										—
	Net Fee Due										$33,360

(1)	Includes rights to acquire Common Stock or Preferred Stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(2)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Common Stock is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Common Stock or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.
(3)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Common Stock that are issued upon conversion of Debt Securities or Preferred Stock or upon exercise of Common Stock Warrants registered hereunder. The aggregate maximum offering price of all securities issued by the Company pursuant to this registration statement will not exceed $300,000,000.
(4)	Represents shares of Common Stock being registered for resale by a selling securityholder. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices reported for the Common Stock on the Nasdaq Capital Market on March 8, 2022.
(5)	The $300,000,000 of securities registered on behalf of the Company pursuant to this registration statement includes $95,580,656 of the registrant’s common stock that may be issued and sold under a certain sales agreement with Jefferies LLC for which the registrant previously paid the registration fee of $8,861.